Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of WellPoint, Inc. for the registration of senior debt securities, subordinated debt securities, preferred stock, and common stock and to the incorporation by reference therein of our reports dated February 17, 2011, with respect to the consolidated financial statements and schedules of WellPoint Inc., and the effectiveness of internal control over financial reporting of WellPoint Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana

December 6, 2011